FOURTH AMENDMENT TO THE
DISTRIBUTION AGREEMENT
THIS FOURTH AMENDMENT, dated as of the 21st day of December, 2020, to the Distribution Agreement dated as of January 1, 2014 (the “Agreement”), as amended is entered into by and between Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)
WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and
WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add the Ziegler FAMCO Hedged Equity Fund,
NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:
Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.
The Agreement, as amended, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR ADVISED PORTFOLIOS	QUASAR DISTRIBTUORS, LLC
By: /s/ Christopher K. Kashmerick	By: /s/ Mark Fairbanks
Name: Christopher E. Kashmerick	Name: Mark Fairbanks
Title: President	Title: Mark Fairbanks, Vice President
Date: 12.18.2020	Date: 12.17.2020